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                                                                     Exhibit 3.2

                                                                DI/CA/685683.dlt



Begripsbepalingen
Artikel 1

In deze statuten moet worden verstaan onder

1.   1.     vennootschap:
            de vennootschap waarvoor deze statuten gelden;

1.   2.     algemene vergadering:
            het orgaan dat gevormd wordt door aandeelhouders met stemrecht en andere personen met stemrecht;

1.   3.     vergadering van aandeelhouders:
            de vergadering van de algemene vergadering en andere vergadergerechtigden;

1.   4.     vergadergerechtigden:

            -     aandeelhouders met stemrecht;

            -     aandeelhouders zonder stemrecht;

            -     vruchtgebruikers en pandhouders met stemrecht;

            - andere (houders van rechten die door de wet zijn toegekend aan) houders van met medewerking van de vennootschap uitgegeven certificaten van haar aandelen;

1.   5.     Officiele Prijscourant:
            de Officiele Prijscourant van de Amsterdam Exchanges N.V. of een daarvoor in de plaats tredende officiele publicatie;

1.   6.     accountant:

            een accountant als bedoeld in artikel 393 Boek 2 van het Burgerlijk Wetboek, dan wel een organisatie waarin zodanige accountants samenwerken;

1.   7.     jaarvergadering:

            de vergadering van aandeelhouders, bestemd tot de behandeling van de jaarrekening en het jaarverslag;


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1.   8.     jaarrekening:

            de balans en de winst- en verliesrekening met toelichting;

1.   9.     jaarverslag:

            verslag van de toestand van de vennootschap per de laatste dag van het boekjaar en van de gang van zaken gedurende het boekjaar.

1.  10.     dochtermaatschappij:

            - een rechtspersoon waarin de vennootschap of een of meer van haar dochtermaatschappijen, al dan niet krachtens overeenkomst met andere stemgerechtigden, alleen of samen meer dan de helft van de stemrechten in de algemene vergadering kunnen uitoefenen;

            - een rechtspersoon waarvan de vennootschap of een of meer van haar dochtermaatschappijen lid of aandeelhouder zijn en, al dan niet krachtens overeenkomst met andere stemgerechtigden, alleen of samen meer dan de helft van de bestuurders of van de commissarissen kunnen benoemen of ontslaan, ook indien alle stemgerechtigden stemmen. Met een dochtermaatschappij wordt gelijkgesteld een onder eigen naam optredende vennootschap waarin de vennootschap of een of meer dochtermaatschappijen als vennoot volledig jegens schuldeisers aansprakelijk is voor de schulden. Het hiervoor bepaalde geldt onverminderd het bepaalde in artikel 24a leden 3-4 Boek 2 van het Burgerlijk Wetboek;

1.  11.     groepsmaatschappij: een rechtspersoon of vennootschap, waarmee de vennootschap in een groep is verbonden;

1.  12.     prioriteit: de houder van het ene prioriteitsaandeel.


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1.  13.      Wge:

             Wet Giraal effectenverkeer.

1.  14.      Necigef:

             het centraal instituut in de zin van de Wge.

1.  15.      aangesloten instelling:

             aangesloten instelling in de zin van de Wge.

Naam, zetel en doel
Artikel 2

2.    1.    De vennootschap draagt de naam: VersaTel Telecom International N.V..

2.    2.    Zij heeft haar zetel te Amsterdam.

Doel
Artikel 3

De vennootschap heeft ten doel:

a.    het verlenen van telecommunicatie-diensten;

b. het oprichten van, deelnemen in, het voeren van bestuur over en het zich op enigerlei andere wijze financieel interesseren bij andere vennootschappen en ondernemingen;

c. het verlenen van diensten op administratief, technisch, financieel, economisch of bestuurlijk gebied aan andere vennootschappen, personen en ondernemingen;

d. het verkrijgen, vervreemden, beheren en exploiteren van roerende en onroerende zaken en andere goederen, daaronder begrepen patenten, merkrechten, licenties, vergunningen en andere industriele eigendomsrechten;

e. het ter leen opnemen of ter leen verstrekken van gelden, alsmede het zekerheid stellen, zich op andere wijze sterk maken of zich hoofdelijk naast of voor anderen verbinden,

het vorenstaande al of niet in samenwerking met derden en met inbegrip van het verrichten en bevorderen van alle handelingen die daarmede direct of indirect verband houden, alles in de ruimste zin van het woord.


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Kapitaal
Artikel 4

4.    1.    Het maatschappelijk kapitaal van de vennootschap bedraagt negen miljoen gulden vijf cent ((Function) 9.000.000,05) en is verdeeld in

            -     tachtig miljoen (80.000.000) gewone aandelen;

            -     twintig miljoen (20.000.000) preferente aandelen A,

            -     tachtig miljoen (80.000.000) preferente aandelen B en

            -     een (1) prioriteitsaandeel,

            elk nominaal groot vijf cent (NLG 0,05).

4.    2.    Waar in deze statuten wordt gesproken van "aandelen" of
            "aandeelhouders", wordt daaronder verstaan aandelen van welke soort dan ook respectievelijk houders van aandelen van welke soort dan ook, tenzij het tegendeel uitdrukkelijk is vermeld of kennelijk uit het zinsverband blijkt.

Uitgifte van aandelen
Artikel 5

5.   1.     Uitgifte van aandelen kan slechts geschieden krachtens een besluit van de algemene vergadering dat tevens de koers en de verdere voorwaarden van de uitgifte bevat.

            De algemene vergadering kan haar bevoegdheid als in de vorige zin bedoeld voor een bepaalde duur van ten hoogste vijf jaar overdragen aan een ander vennootschapsorgaan.

            Bij die aanwijzing wordt bepaald hoeveel aandelen mogen worden uitgegeven.

            De aanwijzing kan telkens voor niet langer dan vijf jaar worden verlengd.

            Tenzij bij de aanwijzing anders is bepaald, kan zij niet worden ingetrokken.


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            Voor de geldigheid van het besluit van de algemene vergadering tot uitgifte of tot aanwijzing is vereist een voorafgaand of gelijktijdig goedkeurend besluit van elke groep van houders van aandelen van eenzelfde soort aan wier rechten de uitgifte afbreuk doet.

            De vennootschap legt binnen acht dagen na een be-sluit van de algemene vergadering tot uitgifte of tot aanwijzing een volledige tekst daarvan neer ten kantore van het handelsregister met vermelding van aantal en soort.

            De vennootschap doet binnen acht dagen na elke uitgifte van aandelen hiervan opgave ten kantore van het handelsregister met vermelding van aantal en soort.

            Dit lid is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

5.    2.    Indien en voor zover de raad van bestuur is aangewezen als bevoegd om tot uitgifte van aandelen te besluiten, is bij de uitgifte van preferente aandelen B - daaronder begrepen het verlenen van een recht tot het nemen van preferente aandelen B -:

            a. de raad van bestuur verplicht, binnen vier weken na die uitgifte een algemene vergadering bijeen te roepen, waarin de motieven voor de uitgifte worden toegelicht, tenzij voordien in een algemene vergadering een zodanige toelichting is gegeven;

            b. de voorafgaande goedkeuring van de algemene vergadering voor het specifieke geval vereist indien (i) tengevolge van die uitgifte (ii) en/of


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                  tengevolge van het eerder uitgeven van preferente aandelen B door de raad van bestuur, zonder bedoelde goedkeuring, zoveel preferente aandelen B kunnen worden genomen en/of zijn geplaatst, dat het totale nominale bedrag van zonder bedoelde goedkeuring van de algemene vergadering door de raad van bestuur uitgegeven preferente aandelen meer bedraagt dan eenhonderd procent (100%) van het totale nominale bedrag van de geplaatste gewone aandelen en de preferente aandelen A voor die uitgifte.

5.    3.    Indien preferente aandelen B zijn geplaatst krachtens een besluit tot uitgifte, dan wel een besluit tot het verlenen van een recht tot het nemen van aandelen, genomen door de raad van bestuur zonder de voorafgaande goedkeuring of andere medewerking van de algemene vergadering, is de raad van bestuur verplicht een vergadering van aandeelhouders bijeen te roepen binnen twee jaren na die plaatsing en daarin een voorstel te doen omtrent inkoop casu quo intrekking van bedoelde geplaatste preferente aandelen.

            Indien in die vergadering niet het besluit wordt genomen dat strekt tot inkoop casu quo intrekking van de preferente aandelen B is de raad van bestuur verplicht telkens binnen twee jaar nadat vorenbedoeld voorstel aan de orde is gesteld, wederom een algemene vergadering bijeen te roepen, waarin een zodanig voorstel opnieuw wordt gedaan, welke verplichting er niet meer is indien de bedoelde aandelen niet langer door een ander dan de vennootschap worden gehouden.

5.    4.    Bij uitgifte van gewone aandelen heeft iedere houder van gewone aandelen een recht van voorkeur naar


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                                                                             -7-

            evenredigheid van het gezamenlijk bedrag van zijn aandelen, behoudens het bepaalde in de wet.

            Bij uitgifte van aandelen bestaat geen voorkeursrecht op aandelen die worden uitgegeven tegen inbreng anders dan in geld, noch op aandelen die worden uitgegeven aan werknemers van de vennootschap of van een groepsmaatschappij.

            De houders van preferente aandelen hebben geen voorkeursrecht bij de uitgifte van gewone aandelen.

            Houders van gewone aandelen hebben geen voorkeursrecht bij uitgifte van preferente aandelen en het prioriteitsaandeel.

            De vennootschap kondigt de uitgifte met voorkeursrecht en het tijdvak waarin dat kan worden uitgeoefend aan in de Staatscourant, in een landelijk verspreid dagblad en in de Officiele Prijscourant.

            Het voorkeursrecht kan worden beperkt of uitgesloten bij besluit van de algemene vergadering.

            In het voorstel hiertoe moeten de redenen voor het voorstel en de keuze van de voorgenomen koers van uitgifte schriftelijk worden toegelicht.

            Het voorkeursrecht kan ook worden beperkt of uitgesloten door het ingevolge lid 1 aangewezen vennootschapsorgaan, indien dit bij besluit van de algemene vergadering voor een bepaalde duur van ten hoogste vijf jaren is aangewezen als bevoegd tot het beperken of uitsluiten van het voorkeursrecht.

            De aanwijzing kan telkens voor niet langer dan vijf jaren worden verlengd; zij houdt in ieder geval op te gelden indien de aanwijzing van het als tot uitgifte bevoegde vennootschapsorgaan als bedoeld in artikel 5, lid 1, niet meer van kracht is.

            Tenzij bij de aanwijzing anders is bepaald, kan zij -onverminderd het bepaalde in de vorige zin - niet


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            worden ingetrokken.

            Voor een besluit van de algemene vergadering tot beperking of uitsluiting van het voorkeursrecht of tot aanwijzing is een meerderheid van ten minste twee derden van de uitgebrachte stemmen vereist, indien minder dan de helft van het geplaatste kapitaal in de vergadering is vertegenwoordigd.

            De vennootschap legt binnen acht dagen na het besluit een volledige tekst daarvan neer ten kantore van het handelsregister.

            Bij het verlenen van rechten tot het nemen van gewone aandelen hebben de houders van gewone aandelen een voorkeursrecht; het hiervoor in dit lid bepaalde is van overeenkomstige toepassing.

            Aandeelhouders hebben geen voorkeursrecht op aandelen die worden uitgegeven aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

5.    5.    De koers waartegen de aandelen worden uitgegeven mag niet beneden pari zijn,

            onverminderd het bepaalde in artikel 80 lid 2 Boek 2 van het Burgerlijk Wetboek.

5.    6.    Storting moet geschieden in geld voorzover niet inbreng anders dan in geld is overeengekomen.

            Storting in vreemd geld kan slechts geschieden met toestemming van de vennootschap.

            Alsdan wordt aan de stortingsplicht voldaan voor het bedrag waartegen het gestorte bedrag vrijelijk in Nederlands geld dan wel in euro's kan worden omgewisseld.

            Bepalend is de wisselkoers op de dag van storting.

            In afwijking van het in de vorige zin bepaalde kan de vennootschap storting verlangen tegen de wisselkoers op een bepaalde dag binnen twee maanden voor


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            de laatste dag waarop moet worden gestort, mits de aandelen of certificaten van die aandelen onverwijld na de uitgifte zullen worden opgenomen in de prijscourant van een beurs buiten Nederland.

Eigen aandelen
Artikel 6

6.    1.    De vennootschap kan bij uitgifte geen eigen aandelen nemen.

6.    2.    Verkrijging door de vennootschap van niet volgestorte eigen aandelen is nietig.

6.    3.    De vennootschap mag, na daartoe verkregen goedkeuring van de raad van commissarissen, volgestorte eigen aandelen onder bezwarende titel verkrijgen indien

            a. het eigen vermogen, verminderd met de verkrijgingsprijs, niet kleiner is dan het gestorte en opgevraagde deel van het kapitaal, vermeerderd met de reserves die krachtens de wet moeten worden aangehouden;

            b. het nominale bedrag van de aandelen in haar kapitaal die de vennootschap verkrijgt, houdt of in pand houdt of die worden gehouden door een dochtermaatschappij niet meer beloopt dan een tiende van het geplaatste kapitaal, en

            c. machtiging tot de verkrijging is verleend door de algemene vergadering.

            Verkrijging van aandelen in strijd met het in dit lid bepaalde is nietig.

6.    4.    Voor het vereiste onder a van het vorige lid is bepalend de grootte van het eigen vermogen volgens de laatst vastgestelde balans, verminderd met de verkrijgingsprijs voor aandelen in het kapitaal van de vennootschap en uitkeringen uit winst of reserves aan anderen, die zij en haar dochtermaatschappijen


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            na de balansdatum verschuldigd werden.

            Is een boekjaar meer dan zes maanden verstreken zonder dat de jaarrekening is vastgesteld, dan is verkrijging overeenkomstig lid 3 niet toegestaan.

6.    5.    De algemene vergadering moet in de machtiging bepalen hoeveel aandelen mogen worden verkregen, hoe zij mogen worden verkregen en tussen welke grenzen de prijs moet liggen.

            De machtiging geldt voor ten hoogste achttien maanden.

6.    6.    De vorige leden gelden niet voor aandelen die de vennootschap onder algemene titel verkrijgt.

6.    7.    Tot vervreemding van door de vennootschap gehouden eigen aandelen is de raad van bestuur bevoegd.

6.    8.    Het hiervoor in dit artikel bepaalde is van overeenkomstige toepassing op certificaten van aandelen in het kapitaal van de vennootschap.

Kapitaalvermindering
Artikel 7

7.    1.    De algemene vergadering van aandeelhouders kan besluiten tot vermindering van het geplaatste kapitaal door intrekking van aandelen of door het bedrag van de aandelen bij statutenwijziging te verminderen.

            In dit besluit moeten de aandelen waarop het besluit betrekking heeft, worden aangewezen en moet de uitvoering van het besluit zijn geregeld.

            Het gestorte en opgevraagde deel van het kapitaal mag niet kleiner worden dan het ten tijde van het besluit ingevolge de wet voorgeschreven minimumkapitaal.

7.    2.    Een besluit tot intrekking van aandelen kan slechts betreffen

            - aandelen die de vennootschap zelf houdt of waarvan zij de certificaten houdt;


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                                                                            -11-

            - alle preferente aandelen van een bepaalde soort of beide soorten met terugbetaling.

7.    3.    Vermindering van het bedrag van aandelen zonder terugbetaling en zonder ontheffing van de verplichting tot storting moet naar evenredigheid op alle aandelen van een zelfde soort geschieden.

            Van het vereiste van evenredigheid mag worden afgeweken met instemming van alle betrokken aandeelhouders.

7.    4.    Gedeeltelijke terugbetaling op aandelen of ontheffing van de verplichting tot storting is slechts mogelijk ter uitvoering van een besluit tot vermindering van het bedrag van de aandelen.

            Zulk een terugbetaling of ontheffing moet geschieden

            -     hetzij naar evenredigheid op alle aandelen;

            - hetzij naar evenredigheid van alleen de preferente aandelen van een bepaalde soort of beide soorten.

            Van het vereiste van evenredigheid mag worden afgeweken met instemming van alle betrokken aandeelhouders.

7.    5.    Voor een besluit tot kapitaalvermindering met betrekking tot preferente aandelen van een bepaalde soort of beide soorten is een voorafgaand of gelijktijdig goedkeurend besluit vereist van de vergadering van houders van de aandelen van die soort(en).

7.    6.    De oproeping tot een vergadering waarin een in dit artikel genoemd besluit wordt genomen, vermeldt het doel van de kapitaalvermindering en de wijze van uitvoering.

            Voor een besluit tot kapitaalvermindering is een meerderheid van tenminste twee derden van de uitgebrachte stemmen vereist, indien minder dan de helft van het geplaatste kapitaal vertegenwoordigd is.

7.    7.    De vennootschap is verplicht tot publikatie van de


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                                                                            -12-


            in dit artikel bedoelde besluiten overeenkomstig het in de wet bepaalde.

            Een besluit tot vermindering van het geplaatste kapitaal wordt niet van kracht zolang door crediteuren van de vennootschap verzet kan worden gedaan overeenkomstig het in de wet bepaalde.

Aandelen
Artikel 8


De gewone aandelen luiden ter keuze van de houder op naam of aan toonder; de preferente aandelen en het prioriteitsaandeel kunnen slechts op naam luiden.

Aandelen aan toonder
Artikel 9

9.    1.    Alle aandelen aan toonder worden belichaamd in een aandeelbewijs.

            In bijzondere gevallen kan de raad van bestuur onder goedkeuring van de raad van commissarissen en Negicef besluiten dat aandelen aan toonder op andere wijze zullen worden belichaamd dan in het verzamelbewijs vermeld in de vorige zin.

9.    2.    Dit aandeelbewijs worden getekend op de wijze als in deze statuten bepaald omtrent vertegenwoordiging van de vennootschap.

9.    3.    De vennootschap doet het in lid 1 bedoelde aandeelbewijs voor de rechthebbende(n) bewaren door Necigef.

9.    4.    De vennootschap kent aan een rechthebbende een recht terzake van een gewoon aandeel aan toonder toe doordat (a) Necigef de vennootschap in staat stelt een aandeel op het aandeelbewijs bij te schrijven en
            (b) de rechthebbende een aangesloten instelling aanwijst die hem dienovereenkomstig als deelgenoot (hierna te noemen: een deelgenoot) in haar verzameldepot crediteert.


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                                                                            -13-


9.    5.    Onverminderd het bepaalde in artikel 27, lid 3, van deze statuten is het beheer over het aandeelbewijs onherroepelijk aan Necigef opgedragen en is Necigef onherroepelijk gevolmachtigd namens de rechthebbende(n) ter zake van desbetreffende gewone aandelen al het nodige te doen, waaronder aanvaarden, leveren en medewerken aan bijschrijving op en afschrijving van het aandeelbewijs.

9.    6.    Als houder van aandelen zal voor de toepassing van deze statuten eveneens gelden de als deelgenoot gerechtigde in een verzameldepot van gewone aandelen aan toonder als bedoeld in de Wge.

            De vennootschap is bevoegd ter zake van het aandeelbewijs nadere regels vast te stellen.

Artikel 10

10.   1.    Indien een deelgenoot in een depot ten name van een aangesloten instelling uitlevering wenst van een of meer aandelen aan toonder, zal, als een onlosmakelijk geheel, (a) Necigef bij akte het aandeel/de aandelen aan de gerechtigde leveren, (b) de vennootschap de levering erkennen, (c) Necigef de vennootschap in staat stellen het aandeel/de aandelen van het aandeelbewijs af te schrijven, (d) de desbetreffende aangesloten instelling de rechthebbende dienovereenkomstig als deelgenoot in haar verzameldepot debiteren en
            (e) de vennootschap de houder als houder van het aandeel/de aandelen op naam in het register van aandeelhouders inschrijven.

10.   2.    Een houder van een gewoon aandeel op naam kan dit te allen tijde aan toonder doen stellen doordat (a) de rechthebbende dit aandeel bij akte aan Necigef levert, (b) de vennootschap de levering erkent, (c)
            Necigef de vennootschap in staat stelt een aandeel op het aandeelbewijs bij te schrijven, (d) een door de rechthebbende aangewezen aangesloten instelling de rechthebbende dienovereenkomstig als deelgenoot in haar verzameldepot crediteert en (e) de vennootschap de rechthebbende als houder van het desbetreffende aandeel uit het register schrijft.

Aandelen op naam
Artikel 11

11.   1.    Voor de aandelen op naam worden geen aandeelbewijzen afgegeven.

11.   2.    De raad van bestuur houdt een aandeelhoudersregister waarin ten aanzien van houders van aandelen op naam en vruchtgebruikers en pandhouders van zodanige aandelen, de namen en adressen alsmede de overige door de wet voorgeschreven gegevens worden vermeld.

11.   3.    Iedere houder van aandelen op naam en iedere vruchtgebruiker of pandhouder van zodanige aandelen, is verplicht zijn adres schriftelijk aan de vennootschap door te geven.

11.   4.    Het register wordt regelmatig bijgehouden.

            Alle aantekeningen in het register worden getekend op de wijze als in deze statuten bepaald omtrent vertegenwoordiging van de vennootschap.

11.   5.    Het register ligt ten kantore van de vennootschap ter inzage van vergadergerechtigden.

            De vorige zin is niet van toepassing op het gedeelte van het register dat buiten Nederland wordt gehouden, indien dat nodig is ter voldoening aan aldaar geldende wetgeving of beursvoorschriften.

11.   6.    De raad van bestuur verstrekt aan een houder van aandelen op naam en aan een vruchtgebruiker en pandhouder van zodanige aandelen kosteloos een uittreksel uit het register omtrent hun recht op een aandeel en de daaraan verbonden vergaderrechten.

            Dit uittreksel wordt getekend op de wijze als in deze statuten bepaald omtrent vertegenwoordiging van de vennootschap.

Vruchtgebruik en pandrecht
Artikel 12

12.   1.    Op aandelen kan een recht van vruchtgebruik worden gevestigd.

12.   2.    De aandeelhouder heeft het stemrecht op aandelen waarop een vruchtgebruik is gevestigd.

            In afwijking van het in de vorige zin bepaalde komt het stemrecht verbonden aan gewone aandelen toe aan de vruchtgebruiker indien dat bij de vestiging van het recht is bepaald.

            Het stemrecht verbonden aan preferente aandelen komt slechts toe aan de vruchtgebruiker indien dat bij de vestiging van dat recht is bepaald en zowel deze bepaling als - bij overdracht van het vruchtgebruik - de overgang van het stemrecht is goedgekeurd door de raad van commissarissen.

            Het stemrecht verbonden aan het prioriteitsaandeel kan niet aan de vruchtgebruiker worden toegekend.

12.   3.    De aandeelhouder die geen stemrecht heeft en de vruchtgebruiker die stemrecht heeft, hebben de rechten die de wet toekent aan houders van met medewerking van de vennootschap uitgegeven certificaten.

            De vruchtgebruiker die geen stemrecht heeft, heeft de in de vorige zin bedoelde rechten niet.

Artikel 13

13.   1.    Aandelen, met uitzondering van het prioriteitsaandeel, kunnen worden verpand.

13.   2.    Het bepaalde in de leden 2 en 3 van artikel 12 is van
            overeenkomstige toepassing op het stemrecht op de verpande aandelen en op vergaderrechten van de pandhouders.

Raad van bestuur
Artikel 14

14.   1.    De vennootschap heeft een raad van bestuur.

14.   2.    De raad van bestuur is, behoudens de beperkingen volgens deze statuten, belast met het besturen van de vennootschap.

14.   3.    De raad van bestuur is - na daartoe verkregen goedkeuring van de raad van commissarissen - bevoegd tot het aangaan van rechtshandelingen als bedoeld in artikel 94 lid 1 Boek 2 van het
            Burgerlijk Wetboek.

Artikel 15

15.   1.    De raad van bestuur bestaat uit een of meer leden.

            Het aantal leden van de raad van bestuur wordt vastgesteld door de raad van commissarissen.

15.   2.    Leden van de raad van bestuur worden benoemd door de algemene vergadering.

            Indien het prioriteitsaandeel geplaatst is geschiedt die benoeming uit een bindende voordracht van ten minste twee personen voor elke vacature op te maken door de prioriteit.

            Tot het opmaken van een bindende voordracht wordt de prioriteit door de raad van bestuur uitgenodigd.

            De bindende voordracht wordt opgemaakt binnen twee maanden, na het verzenden van de in de vorige zin bedoelde uitnodiging.

            Maakt de prioriteit geen of niet tijdig gebruik van zijn recht een bindende voordracht op te maken, dan is de algemene vergadering van aandeelhouders vrij in haar benoeming.

            De algemene vergadering van aandeelhouders kan aan een bindende voordracht steeds het bindende karak-ter ontnemen bij besluit genomen met ten minste twee derden van de uitgebrachte stemmen, die meer dan de helft van het geplaatste kapitaal vertegenwoordigen.

            Het bepaalde in artikel 120 lid 3 van Boek 2 van het Burgerlijk Wetboek is niet van toepassing.

15.   3.    Leden van de raad van bestuur kunnen te allen tijde door de algemene vergadering worden geschorst en ontslagen.

            Een besluit tot schorsing of ontslag van leden van de raad van bestuur kan door de algemene vergadering slechts worden genomen met ten minste twee derden van de uitgebrachte stemmen, die meer dan de helft van het geplaatste kapitaal vertegenwoordigen tenzij het betreffende voorstel is gedaan door de raad van commissarissen.

            Leden van de raad van bestuur kunnen bovendien door de raad van commissarissen worden geschorst.

            Een schorsing als bedoeld in de vorige zin kan door de algemene vergadering worden opgeheven.

15.   4.    Een schorsing kan een of meermalen worden verlengd, maar kan in totaal niet langer duren dan drie maanden.

15.   5.    De bezoldiging en de verdere arbeidsvoorwaarden worden voor ieder lid van de raad van bestuur afzonderlijk bepaald door de raad van commissarissen.

Interne organisatie raad van bestuur
Artikel 16

16.   1.    De raad van bestuur kan nadere regels vaststellen omtrent haar werkwijze en interne organisatie waaronder begrepen die omtrent het houden van-, de oproeping tot- en de besluitvorming in zijn vergaderingen danwel buiten vergadering alsmede omtrent verdeling van de taken.

            De vaststelling van zodanige regels behoeft de voorafgaande goedkeuring van de raad van commissarissen.

16.   2.    De raad van bestuur is - onverminderd haar eigen
            verantwoordelijkheid - bevoegd om functionarissen aan te stellen met zodanige bevoegdheden en zodanige titulatuur als door de raad van bestuur te bepalen.

16.   3.    Onverminderd het elders in deze statuten bepaalde zijn aan de goedkeuring van de raad van commissarissen onderworpen alle besluiten van de raad van bestuur omtrent zodanige rechtshandelingen als door de raad van commissarissen duidelijk omschreven en schriftelijk ter kennis van de raad van bestuur zijn gebracht.

            Voor de toepassing van dit lid wordt met een besluit als bedoeld in de vorige zin gelijkgesteld een besluit van de raad van bestuur tot het nemen of goedkeuren van een besluit van enig orgaan van een vennootschap waarin de vennootschap deelneemt, mits het besluit tot het aangaan van zo een rechtshandeling aan de goedkeuring van de raad van bestuur als hiervoor bedoeld in dit lid is onderworpen.

Ontstentenis of belet
Artikel 17

17.   1.    Ingeval van ontstentenis of belet van een of meer leden van de raad van bestuur berust het bestuur van de vennootschap tijdelijk bij de overige leden van de raad van bestuur.

17.   2.    Ingeval van ontstentenis of belet van alle leden van de raad van bestuur, berust het bestuur van de vennootschap tijdelijk bij een door de raad van commissarissen daartoe -al dan niet uit zijn midden - aan te wijzen persoon.

Vertegenwoordiging
Artikel 18

18.   1.    De raad van bestuur vertegenwoordigt de vennootschap voor zover uit de wet niet anders voortvloeit.

            De bevoegdheid tot vertegenwoordiging komt mede toe aan twee gezamenlijk handelende personen en wel

            -     hetzij twee leden van de raad van bestuur;

            - hetzij een lid van de raad van bestuur tezamen met een procuratiehouder;

            -     hetzij twee gezamenlijk handelende procuratiehouders,

            voor wat betreft die procuratiehouders, mits handelende binnen de grenzen van de verleende bevoegdheid.

18.   2.    Ingeval van tegenstrijdig belang tussen de vennootschap en een of meer leden van de raad van bestuur wordt de vennootschap vertegenwoordigd op de wijze als bepaald in lid 1.

            In alle gevallen waarin de vennootschap een tegenstrijdig belang heeft met een lid van de raad van bestuur in prive behoeft het besluit tot het aangaan van de betreffende rechtshandeling de voorafgaande goedkeuring van de raad van commissarissen.

            Het ontbreken van de goedkeuring als bedoeld in de vorige zin tast de vertegenwoordigingsbevoegdheid van de raad van bestuur of de leden van de raad van bestuur niet aan.

Raad van commissarissen
Artikel 19

19.   1.    De vennootschap heeft een raad van commissarissen.

19.   2.    De raad van commissarissen is belast met het toe-
            zicht op het beleid van de raad van bestuur en op de algemene gang van zaken van de vennootschap en de met haar verbonden onderneming.

            De raad van commissarissen staat de raad van bestuur met raad terzijde.

            Hij is verder belast met hetgeen hem overigens bij de wet en deze statuten is opgedragen.

            Bij de vervulling van hun taak richten de commissarissen zich op de belangen van de vennootschap en de met haar verbonden onderneming.

19.   3.    De raad van bestuur verschaft de raad van commissarissen tijdig de voor de juiste uitoefening van zijn taak noodzakelijke gegevens.

19.   4.    De raad van commissarissen kan voor de juiste uitoefening van zijn taak op kosten van de vennootschap adviezen inwinnen.

Artikel 20

20.   1.    De raad van commissarissen bestaat uit drie of meer natuurlijke personen.

            Het aantal commissarissen wordt met in achtneming van het in de vorige zin bepaalde vastgesteld door de algemene vergadering.

20.   2.    Indien te eniger tijd minder dan drie leden van de raad van commissarissen in functie zijn, vormen de overblijvende leden van die raad casu quo vormt het overgebleven lid een bevoegd college,

            onverminderd de verplichting van de raad om zo spoedig mogelijk in de vacatures te doen voorzien.

20.   3.    De commissarissen genieten een bezoldiging.

            Deze bezoldiging wordt door de algemene vergadering vastgesteld.

Artikel 21.

21.   1.    De commissarissen worden benoemd door de algemene vergadering.

            Indien het prioriteitsaandeel geplaatst is geschiedt die benoeming uit een bindende voordracht van ten minste twee personen voor elke vacature op te maken door de prioriteit.

            Tot het opmaken van een bindende voordracht wordt de prioriteit door de raad van bestuur uitgenodigd.

            De bindende voordracht wordt opgemaakt binnen twee maanden, na het verzenden van de in de vorige zin bedoelde uitnodiging.

            Maakt de prioriteit geen of niet tijdig gebruik van zijn recht een bindende voordracht op te maken, dan is de algemene vergadering van aandeelhouders vrij in haar benoeming.

            De algemene vergadering van aandeelhouders kan aan een bindende voordracht steeds het bindende karakter ontnemen bij besluit genomen met ten minste twee derden van de uitgebrachte stemmen, die meer dan de helft van het geplaatste kapitaal vertegenwoordigen.

            Het bepaalde in artikel 120 lid 3 van Boek 2 van het Burgerlijk Wetboek is niet van toepassing.

21.   2.    Degene die de leeftijd van tweeenzeventig jaren heeft bereikt kan niet tot commissaris worden benoemd.

21.   3.    Commissarissen kunnen te allen tijde door de algemene vergadering worden geschorst en ontslagen.

Artikel 22.

22.   1.    Een commissaris treedt uiterlijk af na afloop van de algemene vergadering van aandeelhouders waarin de jaarrekening wordt behandeld in het boekjaar waarin hij de leeftijd van tweeenzeventig jaren bereikt.

22.   2.    Elke commissaris treedt voorts af volgens een door de raad van commissarissen vast te stellen rooster.

            Aftredende commissarissen zijn terstond herbenoembaar, onverminderd het bepaalde in de wet omtrent de leeftijdsgrens.

Interne organisatie raad van commissarissen
Artikel 23

23.   1.    De raad van commissarissen benoemt uit zijn midden een voorzitter en een plaatsvervangend voorzitter.

23.   2.    De raad van commissarissen kan nadere regels vaststellen omtrent zijn interne organisatie waaronder begrepen die omtrent het houden van-, de oproeping tot- en de besluitvorming in zijn vergaderingen danwel buiten vergadering alsmede omtrent verdeling van de taken.

23.   3.    De raad van commissarissen heeft te allen tijde recht van toegang tot alle bedrijfsruimten van de vennootschap en is zijn bevoegd inzage te nemen in alle correspondentie, boeken, bescheiden en andere gegevensdragers en de kas en andere vermogenswaarden van de vennootschap te controleren.

23.   4.    Indien moet blijken van een besluit van de raad van commissarissen is een daartoe strekkende schriftelijke mededeling van de
            (fungerend) voorzitter van die raad voldoende.

Algemene vergadering en vergaderingen van aandeelhouders
Artikel 24

Aan de algemene vergadering behoren, binnen de door de wet en deze statuten gestelde grenzen, alle bevoegdheden die niet aan anderen zijn toegekend.

Artikel 25

25.   1.    De jaarvergadering wordt gehouden binnen zes maanden na afloop van elk boekjaar.

25.   2.    In die vergadering wordt - tenzij de termijn als bedoeld in artikel
            31 lid 2 van deze statuten overeenkomstig het aldaar bepaalde is verlengd - onder meer aan de orde gesteld

            -     het jaarverslag;

            -     de jaarrekening en de bestemming van de winst, en

            - decharge van de raad van bestuur en de raad van commissarissen.

            Indien de termijn bedoeld in artikel 31 lid 2 is verlengd, worden de in de vorige zin genoemde onderwerpen aan de orde gesteld in een vergadering van aandeelhouders te houden uiterlijk een maand na het verstrijken van die termijn.

25.   3.    Onverminderd het bepaalde in artikel 108a Boek 2 van het Burgerlijk
            Wetboek worden buitengewone vergaderingen van aandeelhouders gehouden zo dikwijls de raad van bestuur of de raad van commissarissen zulks nodig acht.

            Voorts worden buitengewone vergaderingen van aandeelhouders gehouden zo dikwijls de vergadergerechtigden, die ten minste een tiende gedeelte van het geplaatste kapitaal vertegenwoordigen, zulks schriftelijk met nauwkeurige opgave van de te behandelen onderwerpen aan de raad van bestuur en/of de raad van commissarissen verzoeken.

Artikel 26

26.   1.    De oproeping tot de vergaderingen van aandeelhouders geschiedt door de raad van bestuur of de raad van commissarissen en wel niet later dan op de vijftiende dag voor die van de vergadering.

26.   2.    De oproeping geschiedt door aankondiging in een landelijk verspreid dagblad in Nederland alsmede in zodanige bladen in het buitenland als door de raad van bestuur te bepalen.

26.   3.    Bij de oproeping worden de te behandelen punten vermeld of wordt meegedeeld dat vergadergerechtigden er ten kantore van de vennootschap, alsmede op zodanige plaatsen waaronder een bankinstelling te Amsterdam die is geregistreerd ingevolge de Wet toezicht kredietwezen en eventueel elders als in de oproeping bepaald, kennis van kunnen nemen en kosteloos afschriften van kunnen verkrijgen.

26.   4.    De oproeping vermeldt tevens de plaats(en) waar en de datum waarop uiterlijk door diegenen die hun vergaderrecht ontlenen aan aandelen aan toonder bewijsstukken van hun recht moeten worden gedeponeerd tegen een ontvangstbewijs dat als toegangsbewijs voor de vergadering kan dienen.

            De datum bedoeld in de vorige zin kan niet vroeger worden gesteld dan op de zevende dag voor die van de vergadering.

            Als toegangsbewijs als bedoeld in de voorlaatste zin kan tevens dienen een verklaring van een aangesloten instelling of een andere door de raad van bestuur aan te wijzen buitenlandse bankinstelling die is onderworpen aan bedrijfseconomisch toezicht van overheidswege, dat de in die verklaring genoemde hoeveelheid aandelen aldaar ten name van de in die verklaring genoemde persoon in (haar verzamel-)depot berust en tot en met de dag van de vergadering aldus in depot zal blijven.

            De oproeping vermeldt tevens dat met betrekking tot aandelen op naam in de vergadering slechts rechten kunnen worden uitgeoefend indien de betreffende vergadergerechtigden uiterlijk op de dag voor die van de vergadering schriftelijk aan de raad van bestuur hebben meegedeeld dat zij voornemens zijn de vergadering bij te (doen) wonen.

Artikel 27

27.   1.    De vergaderingen van aandeelhouders worden gehouden
            te Amsterdam.

27.   2.    Als voorzitter van de vergaderingen van aandeelhouders fungeert de voorzitter van de raad van commissarissen en bij diens afwezigheid de plaatsvervangend voorzitter van de raad van commissarissen en indien ook deze afwezig is door een door de ter vergadering aanwezige commissarissen aan te wijzen commissaris.

            Indien als voormeld niet in de leiding van de vergadering wordt voorzien, wijst de vergadering zelf een voorzitter aan.

27.   3.    Toegang tot de vergaderingen van aandeelhouders hebben alle vergadergerechtigden die voorzien zijn van een toegangsbewijs of die hun voornemen om aanwezig te zijn hebben aangekondigd, een en ander zoals hiervoor bepaald in artikel 26 lid 3, alsmede de leden van de raad van bestuur en de commissarissen.

            Omtrent toelating van anderen beslist de voorzitter van de vergadering.

27.   4.    Vergadergerechtigden kunnen zich ter vergadering doen
            vertegenwoordigen door een schriftelijk gevolmachtigde.

27.   5.    Van het verhandelde in vergaderingen van aandeelhouders worden door een door de voorzitter van de vergadering aangewezen secretaris notulen gehouden, die ter vaststelling door de voorzitter en secretaris worden getekend.

            In afwijking van het in de eerste zin van dit lid bepaalde kunnen de voorzitter van de vergadering en/of de raad van bestuur besluiten tot het doen opmaken van een notarieel proces-verbaal.

            De hiervoor in dit lid genoemde stukken liggen ten kantore van de vennootschap ter inzage van verga-dergerechtigden.

            Aan ieder van dezen wordt desgevraagd afschriften of uittreksels van die stukken verstrekt tegen ten hoogste de kostprijs.

Artikel 28

28.   1.    Ieder aandeel geeft recht op het uitbrengen van een stem.

            Voor een aandeel dat toebehoort aan de vennootschap of aan een dochtermaatschappij daarvan kan in de algemene vergadering van aandeelhouders geen stem worden uitgebracht; evenmin voor een aandeel waarvan een hunner de certificaten houdt.

            Vruchtgebruikers en pandhouders van aandelen die aan de vennootschap en haar dochtermaatschappijen toebehoren zijn evenwel niet van hun stemrecht uitgesloten, indien het vruchtgebruik of pandrecht was gevestigd voordat het aandeel aan de vennootschap of een dochtermaatschappij daarvan toebehoorde.

            De vennootschap of een dochtermaatschappij daarvan kan geen stem uitbrengen voor een aandeel waarop zij een recht van vruchtgebruik of een pandrecht heeft.

            Bij de vaststelling in hoeverre de aandeelhouders stemmen, aanwezig of vertegenwoordigd zijn, of in hoeverre het aandelenkapitaal verschaft wordt of vertegenwoordigd is, wordt geen rekening gehouden met aandelen waarvan de wet bepaalt dat daarvoor geen stem kan worden uitgebracht.

            Leden van de raad van bestuur en commissarissen hebben als zodanig een raadgevende stem.

28.   2.    Alle stemmingen geschieden mondeling, tenzij de voorzitter van de vergadering besluit dat schriftelijk wordt gestemd.

28.   3.    De voorzitter van de vergadering kan besluiten dat bij acclamatie wordt gestemd, tenzij een van de stemgerechtigden daartegen bezwaar maakt.

28.   4.    Blanco stemmen en ongeldig uitgebrachte stemmen gelden als niet uitgebracht.

28.   5.    Alle besluiten worden genomen met volstrekte meerderheid van de uitgebrachte stemmen voor zover de wet of deze statuten geen grotere meerderheid voorschrijven.

28.   6.    Het ter vergadering uitgesproken oordeel van de voorzitter omtrent de uitslag van een stemming, is beslissend.

            Hetzelfde geldt voor de inhoud van een genomen besluit, voorzover gestemd werd over een niet schriftelijk vastgelegd voorstel.

28.   7.    Wordt echter onmiddellijk na het uitspreken van het in het voorgaande lid bedoelde oordeel de juistheid daarvan betwist, dan vindt een nieuwe stemming plaats, wanneer de meerderheid van de algemene vergadering of indien de oorspronkelijke stemming niet hoofdelijk of schriftelijk geschiedde, een stemgerechtigde dit verlangt.

            Door deze nieuwe stemming vervallen de rechtsgevolgen van de oorspronkelijke stemming.

Vergaderingen van houders van aandelen van een bepaalde soort
Artikel 29

29.   1.    Op vergaderingen van houders van aandelen van een bepaalde soort is het hiervoor omtrent vergadering van aandeelhouders zoveel mogelijk van toepassing.

29.   2.    In afwijking van het in het vorige lid bepaalde is de
            oproepingstermijn voor de vergadering van de houders van preferente aandelen van een bepaalde soort tenminste zeven werkdagen en behoeven houders van die aandelen hun komst niet aan te kondigen.

            Voorts kan besluitvorming van houders van preferente aandelen van een bepaalde soort ook op andere wijze dan in een vergadering van aandeelhouders plaatsvinden, mits de stemrechtigde aandeelhouders zich schriftelijk (waaronder begrepen alle vormen van tekstoverdracht) met algemene stemmen voor het voorstel hebben verklaard.

            Het in de vorige zin bepaalde is niet van toepassing indien naast houders van aandelen van de betreffende soort nog andere personen zijn die aan die aandelen vergaderrechten ontlenen.

Oproepingen en kennisgevingen
Artikel 30

30.   1.    Alle oproepingen en kennisgevingen vanwege de vennootschap bestemd voor vergadergerechtigden geschieden voor wat betreft aandelen op naam per brief gericht aan de adressen zoals opgenomen in het aandeelhoudersregister en overigens per advertentie in ten minste een landelijk dagblad alsmede in de Officiele Prijscourant.

30.   2.    Deponering van stukken ter inzage van vergadergerechtigden geschiedt ten kantore van de vennootschap alsmede op zodanige plaatsen waaronder een bankinstelling te Amsterdam als in een oproeping of kennisgeving te vermelden.

30.   3.    Mededelingen welke krachtens de wet of deze statuten aan de algemene vergadering moeten worden gericht kunnen geschieden door opneming hetzij in de oproeping, hetzij in het stuk dat ter kennisneming ten kantore van de vennootschap is neergelegd, mits daarvan in de oproeping melding wordt gemaakt.

Boekjaar; jaarrekening; jaarverslag

Artikel 31

31.   1.    Het boekjaar is gelijk aan het kalenderjaar.

31.   2.    Binnen vijf maanden na afloop van het boekjaar, behoudens verlenging van deze termijn door de algemene vergadering met ten hoogste zes maanden op grond van bijzondere omstandigheden, maakt de raad van bestuur een jaarrekening en een jaarverslag op.

            De opgemaakte jaarrekening wordt overgelegd aan de raad van commissarissen die daarover een pre-advies uitbrengt aan de algemene vergadering.

            De jaarrekening wordt ondertekend door alle leden van de raad van bestuur en alle commissarissen.

            Ontbreken een of meer handtekeningen dan dient de reden daarvan te worden vermeld.

31.   3.    De raad van commissarissen brengt omtrent de jaarrekening pre-advies uit aan de algemene vergadering.

31.   4.    De vennootschap geeft aan een door de algemene vergadering aan te wijzen accountant opdracht om de door de raad van bestuur opgemaakte jaarrekening en jaarverslag te onderzoeken en daarover verslag uit te brengen aan de raad van bestuur en de raad van commissarissen en om een verklaring af te leggen, een en ander als bedoeld in artikel
            393 lid 1 van Boek 2 van het Burgerlijk Wetboek.

            Gaat de algemene vergadering niet over tot benoeming als voormeld dan is de raad van commissarissen bevoegd of, zo deze in gebreke blijft, de raad van bestuur.

Artikel 32

32.   1.    De vennootschap zorgt er voor dat de jaarrekening, het jaarverslag en daaraan ingevolge de wet toe te voegen gegevens en het prae-advies van de raad van commissarissen vanaf de oproeping tot de jaarverga-dering tot na afloop van die vergadering ten kantore van de vennootschap alsmede bij een in de oproeping te vermelden bankinstelling te Amsterdam ter inzage liggen van vergadergerechtigden.

            De vennootschap stelt een afschrift van de in de vorige zin bedoelde stukken kosteloos ter beschikking van vergadergerechtigden.

            Indien deze stukken worden gewijzigd geldt het in de vorige zin bepaalde mede ten aanzien van de gewijzigde stukken.

32.   2.    De jaarrekening wordt vastgesteld door de algemene vergadering.

32.   3.    Indien de raad van bestuur wordt gedechargeerd voor het door haar in enig boekjaar gevoerd bestuur en de raad van commissarissen voor het door hem gehouden toezicht, dan beperkt die decharge zich tot hetgeen uit de jaarrekening blijkt of aan de algemene vergadering bekend is gemaakt, onverminderd hetgeen in de wet is bepaald.

Openbaarmaking
Artikel 33

33.   1.    De jaarrekening, het jaarverslag en de daaraan ingevolge de wet toe te voegen gegevens worden binnen acht dagen na de vaststelling van de jaarrekening openbaar gemaakt.

            De openbaarmaking geschiedt door nederlegging van een volledig in de Nederlandse taal gesteld exemplaar of, als dat niet is vervaardigd, een exemplaar in het Frans, Duits of Engels, ten kantore van het handelsregister te Amsterdam.

            Op het exemplaar moet de dag van vaststelling zijn aangetekend.

            Is de jaarrekening niet binnen zeven maanden na afloop van het boekjaar overeenkomstig de wette-lijke voorschriften vastgesteld, dan maakt de directie onverwijld de opgemaakte jaarrekening op de in lid 1 voorgeschreven wijze openbaar; op de jaarrekening wordt vermeld dat zij nog niet is vastgesteld.

            Heeft de algemene vergadering overeenkomstig artikel 31, lid 2 de termijn voor het opmaken van de jaarrekening verlengd, dan geldt de vorige zin met ingang van twee maanden na afloop van die termijn.

            Gelijktijdig met en op dezelfde wijze als de jaarrekening wordt een in de zelfde taal gesteld exemplaar van het jaarverslag en van de overige in artikel 392 van Boek 2 van het Burgerlijk Wetboek bedoelde gegevens openbaar gemaakt.

            Het voorafgaande geldt, behalve voor de in artikel 392, lid 1 onder a, c, f en g van Boek 2 van het Burgerlijk Wetboek genoemde gegevens, niet, indien de stukken ten kantore van de vennootschap ter inzage van een ieder worden gehouden en op verzoek een volledig of gedeeltelijk afschrift daarvan ten hoogste tegen de kostprijs wordt verstrekt; hiervan doet de vennootschap opgaaf ter inschrijving in het handelsregister.

            Indien op grond van de omvang van het bedrijf van de vennootschap de vrijstelling van artikel 396, leden 3 tot en met 8 van Boek 2 van het Burgerlijk Wetboek of van artikel 397, leden 3 tot en met 6 van Boek 2 van het Burgerlijk Wetboek voor de vennootschap geldt, geschiedt openbaarmaking met inachtneming van de toepasselijke vrijstellingen.

33.   2.    Een besluit tot uitkering op aandelen en besluiten tot tussentijdse uitkering alsmede de (wijze van) betaalbaarstelling van uitkeringen en de samenstel-ling van de uitkeringen worden onverwijld openbaar gemaakt.

Reserves, reserveringen en uitkeringen
Artikel 34

34.   1.    Ten behoeve van zowel de gewone aandelen als de preferente aandelen
            A worden in de boeken van de vennootschap afzonderlijke agioreserves gevormd.

34.   2.    Ten laste van de in het vorige lid bedoelde reserves kunnen slechts uitkeringen worden gedaan op respectievelijk afboekingen of afschrijvingen gedaan ten laste van aandelen van de betreffende soort.

            Tot onttrekking aan de agioreserve behorende bij de preferente aandelen kan worden besloten door de raad van bestuur onder voorafgaande goedkeuring van de vergadering van houders van die aandelen.

Artikel 35

35.   1.    De vennootschap kan aan de aandeelhouders slechts uitkeringen doen voor zover het eigen vermogen van de vennootschap groter is dan het bedrag van het gestorte kapitaal van de vennootschap, vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.

35.   2.    Uit de winst - het positieve saldo van de winst- en verliesrekening
            - wordt allereerst, zo mogelijk, op de preferente aandelen B een dividend uitgekeerd waarvan het percentage gelijk is aan het gemiddelde van de depositorente van de Europese Centrale Bank, verhoogd met een op- of afslag, gewogen naar het aantal dagen waarover de uitkering geschiedt.

            De op- en afslag zal maximaal drie procent (3%) bedragen en wordt vastgesteld door de raad van bestuur onder goedkeuring van de raad van commissarissen ten tijde van de eerste uitgifte van een preferent aandeel B.

            Het dividend wordt berekend over het gestorte deel van het nominaal bedrag.

            Indien de winst behaald in enig boekjaar de in de vorige volzin bedoelde uitkering niet (volledig) toelaat, wordt aan de houders van preferente aandelen B het tekort uitgekeerd ten laste van de winst van een of meer van de opvolgende boekjaren.

            Uit de resterende winst wordt op de preferente aandelen A een dividend uitgekeerd waarvan het bedrag dan wel de wijze van berekening wordt vastgesteld door het tot uitgifte bevoegde orgaan bij de eerste uitgifte van preferente aandelen A.

            Uit de resterende winst wordt, zo mogelijk, op het prioriteitsaandeel een dividend uitgekeerd ter grootte van twintig procent (20%) van het nominaal bedrag van dit aandeel.

            Vervolgens wordt door de raad van bestuur onder goedkeuring van de raad van commissarissen vastgesteld welk deel van de na toepassing van het hiervoor in dit lid bepaalde overblijvende winst wordt gereserveerd.

35.   3.    De na toepassing van het hiervoor in dit lid bepaalde resterende winst staat ter beschikking van de algemene vergadering, met dien verstande dat die alsdan resterende winst alleen aan houders van gewone aandelen ten goede komt.

35.   4.    Aan de uitkeerbare reserves kunnen onttrekkingen worden gedaan krachtens besluit van de algemene vergadering.

            Het in de vorige zin bepaalde is niet van toepassing op de agioreserve behorende bij de preferente aandelen.

35.   5.    De vennootschap mag tussentijds slechts uitkeringen
            doen, indien blijkens een tussentijdse vermogensopstelling als bedoeld in artikel 105 lid 4 Boek 2 van het Burgerlijk Wetboek aan het vereiste van lid 1 van dit artikel is voldaan en mits na voorafgaande goedkeuring van de raad van commissarissen.

            Uitkeringen op gewone aandelen bedoeld in dit lid kunnen betaalbaar worden gesteld in aandelen of verhandelbare rechten daarop.

35.   6.    Onverminderd het hiervoor bepaalde kan de algemene vergadering besluiten om uitkeringen op gewone aandelen (al dan niet ter keuze van aandeelhouders) in plaats van in geld, geheel of gedeeltelijk
            (al dan niet ter keuze van aandeelhouders) betaalbaar te stellen in gewone aandelen (desverlangd en indien mogelijk ten laste van de agioreserve) of verhandelbare rechten daarop.

            Een besluit als bedoeld in de vorige zin kan slechts worden genomen op voorstel van de raad van bestuur dat is goedgekeurd door de raad van commissarissen.

35.   7.    Op door de vennootschap verkregen aandelen in haar kapitaal en op aandelen waarvan de vennootschap certificaten houdt vindt geen uitkering ten behoeve van de vennootschap plaats.

35.   8.    Bij de berekening van de winstverdeling tellen de aandelen, waarop ingevolge het in lid 6 bepaalde geen uitkering ten behoeve van de vennootschap plaatsvindt, niet mee.

35.   9.    Uitkeringen waartoe is besloten, zijn betaalbaar binnen twee weken na vaststelling van de jaarrekening waaruit blijkt dat deze geoorloofd is worden uiterlijk na veertien dagen betaalbaar gesteld.

            De vordering tot uitkering vervalt door een tijdsverloop van vijf jaren te rekenen vanaf de dag van betaalbaarstelling.

Statutenwijziging, Ontbinding, Juridische Fusie en Splitsing
Artikel 36

36.   1.    De algemene vergadering kan besluiten tot statutenwijziging, ontbinding, juridische fusie en splitsing.

            Indien het prioriteitsaandeel geplaatst is kan een besluit bedoeld in de vorige zin slechts worden genomen op voorstel van de prioriteit.

            Een besluit tot wijziging van een bepaling in de statuten waarbij aan houders van de preferente aandelen of het prioriteitsaandeel enig recht is toegekend of tot een wijziging waarbij aan zodanig recht afbreuk wordt gedaan, is slechts geldig na voorafgaande goedkeuring van de vergadering van houders van die aandelen.

36.   2.    Wanneer aan de algemene vergadering een voorstel als in de vorige zin bedoeld zal worden gedaan, moet dat steeds bij de oproeping tot de betreffende vergadering worden vermeld.

36.   3.    Gelijktijdig met de oproeping tot de vergadering waarin wijziging van de statuten aan de orde wordt gesteld, wordt een afschrift van het voorstel waarin de voorgestelde wijziging woordelijk is opgenomen ter inzage gelegd van vergadergerechtigden, tot de afloop van die vergadering.

            Vergadergerechtigden kunnen kosteloos een afschrift van voormeld voorstel verkrijgen.

Artikel 37

37.   1.    Ingeval tot ontbinding is besloten geschiedt de vereffening door de raad van bestuur, tenzij de algemene vergadering andere vereffenaars benoemt, onder toezicht van de raad van commissarissen.

            De algemene vergadering stelt de beloning voor de vereffenaars vast.

37.   2.    Tijdens de vereffening blijven deze statuten zoveel mogelijk van kracht.

37.   3.    Van hetgeen na voldoening van alle schulden, waaronder die met betrekking tot de vereffening, van het vermogen van de vennootschap resteert, wordt allereerst - in na te melden volgorde - aan de houders van de preferente aandelen B en A en aan de houder van het prioriteitsaandeel uitgekeerd het op die aandelen gestorte bedrag
            (waaronder begrepen de eventueel gestorte agio) vermeerderd met - naar tijdsgelang over het lopende boekjaar en voor wat betreft de preferente aandelen B eventueel over vorige boekjaren, het dividend als bepaald in artikel 35 lid 2 -.

            Hetgeen daarna resteert wordt aan houders van gewone aandelen en andere gerechtigden tot die aandelen uitgekeerd in verhouding tot ieders recht.

37.   4.    Nadat de vennootschap heeft opgehouden te bestaan blijven de boeken, bescheiden en andere gegevensdragers gedurende de door de wet voorgeschreven periode berusten onder degene die daartoe door de vereffenaars wordt aangewezen.

Slotbepaling

Tot de dag dat sinds de totstandkoming van de onderhavige statutenwijziging vijf jaren zijn verstreken is de raad van bestuur onder voorafgaande goedkeuring van de raad van commissarissen bevoegd tot uitgifte van zowel gewone als preferente aandelen A en B, tot maximaal het aantal als vermeld in artikel 4 lid 1 van de statuten, alsmede tot het bij uitgifte van gewone aandelen uitsluiten of beperken van het aan houders van gewone aandelen toekomende voorkeursrecht.

Slotverklaringen

Tenslotte verklaarde de comparant

      1. Per de totstandkoming van de onderhavige statutenwijziging is elk van de (voorheen) geplaatste aandelen A omgezet in een gewoon aandeel zodat het geplaatste kapitaal thans bedraagt een miljoen negenhonderd tweeenveertigduizend zevenhonderd veertig gulden vijfentwintig cent ((Function) 1.942.740,25) verdeeld in achtendertig miljoen achthonderd vierenvijftigduizend achthonderd tien (38.854.810) gewone aandelen.

 ./.   2.    De Minister van Justitie heeft blijkens de aan deze akte te hechten verklaring op


            onder nummer N.V. 538.638, medegedeeld dat hem ten aanzien van de onderhavige statutenwijziging van bezwaren niet is gebleken.

TRANSLATION

DEFINITIONS
ARTICLE 1

In the present articles of association the following shall be understood to mean:

1. 1.    company:

         the company to which the present articles of association will apply;

1. 2.    general meeting:

         the body formed by shareholders holding voting rights and other persons holding voting rights;

1. 3.    meeting of shareholders:

         the meeting of the general meeting and other parties entitled to attend meetings;

1. 4.    parties entitled to attend meetings:

         - shareholders with voting rights;

         - shareholders without voting rights;

         - usufructuaries and pledgees with voting rights;

         - other (holders of rights granted by law to) holders of depository receipts of its shares issued with the co-operation of the company;

1. 5.    Official Price List:

         the Official Price List of Amsterdam Exchanges N.V. or an official publication taking its place;

1. 6.    accountant:

         an accountant as referred to in article 393, Volume 2 of the Civil Code or an organisation in which such accountants are associated;

1. 7.    annual meeting:

         the meeting of shareholders destined for the consideration of the annual account and the annual report;

1. 8.    annual account:

         the balance sheet and the profit and loss account with explanatory memorandum;

1. 9.    annual report:

         report of the position of the company as at the last day of the financial year and the course of affairs during the financial year.

1. 10.   subsidiary:

         - a legal entity in which the company or one or several of its subsidiaries, whether or not by virtue of an agreement with other parties entitled to vote, alone or jointly may exercise more than fifty per cent of the voting rights in the general meeting;

         - a legal entity of which the company or one or several of its subsidiaries is/are a member/members or shareholder(s) and, whether or not by virtue of an agreement with other parties entitled to vote, alone or jointly may appoint or dismiss more than fifty per cent of the managing directors or of the supervisory directors, also in case all parties entitled to vote will be voting.

             A subsidiary will be equated with a company acting under its own name in which the company or one or several subsidiaries as a partner will be fully liable for the debts towards creditors.

             The provisions laid down hereinbefore will apply without prejudice to the provisions in article 24a paragraphs 3-4, Volume 2 of the Civil Code;

1. 11.   group company:

         a legal entity or company with which the company is associated in a group;

1. 12.   the priority:

         the holder of the sole priority share;

1. 13.   Wge:

         the Act on securities transfer by giro;

1. 14.   Necigef:

         the central institute in the sense of the Wge;

1. 15.   associated institution:

         an associated institution in the sense of the Wge.

NAME, REGISTERED OFFICE
ARTICLE 2

2. 1.    The company bears the name: Versatel Telecom International N.V.

2. 2.    It has its registered office in Amsterdam.

OBJECT

ARTICLE 3 The object of the company is:

a.   to provide telecommunication services;

b. to incorporate, to participate in, to manage and to be financially involved in any other way in other companies and enterprises;

c. to provide administrative, technical, financial, economic and management services to other companies, persons and enterprises;

d. to acquire, to dispose of, to manage and to exploit movable and immovable properties and other properties, including but not limited to patents, trade marks, licenses, permits and other industrial ownership rights;

e. to borrow or to lend money, to grant security-rights, to warrant performances by third parties or to undertake joint and several liability for third parties, all such acts as mentioned above, whether or not performed in co-operation with third parties and including the performance and promotion of all such acts connected therewith, whether directly or indirectly, and all in the widest sense of the word.

CAPITAL
ARTICLE 4

4. 1. The authorized capital of the company amounts to nine million Dutch Guilders five Dutchcent (NLG 9,000,000.05) and is divided into

         -   eighty million (80,000,000) ordinary shares;

         -   twenty million (20,000,000) preference shares A,

         -   eighty million (80,000,000) preference shares B, and

         -   one (1) priority share,

             each share to a nominal amount of five Dutchcent (NLG 0.05).

4. 2. Whenever in the present articles of association reference is made to "shares" or "shareholders", these terms will be understood to mean shares of whatever category respectively holders of shares of whatever category, unless the contrary will have been explicitly stated or will clearly be evident from the context.

ISSUE OF SHARES
ARTICLE 5

5. 1. Shares may only be issued by virtue of a resolution of the general meeting, which resolution will also include the price and the further conditions of the issue.

         The general meeting may transfer its competence as referred to in the preceding sentence to an other company body for a specified period not exceeding five years.

         The number of shares that may be issued will be fixed in said designation.

         The designation may each time be extended for a maximum period of five years.

         Unless laid down otherwise in said designation, it cannot be withdrawn.

         The validity of the resolution of the general meeting for the issue of shares or for designation will require a prior or simultaneous resolution of approval of each group of holders of shares of a similar category whose rights will be prejudiced by the issue.

         Within eight days after a resolution of the general meeting for the issue of shares or for designation, the company will deposit a full text of said resolution at the office of the Trade Register with additional statement of the number and category.

         Within eight days after each issue of shares, the company will deposit a relative statement at the office of the Trade Register with additional statement of the number and category.

         The present paragraph will be correspondingly applicable to the granting of rights to take shares but will not be applicable to the issue of shares to a party exercising an already previously acquired right to take shares.

5. 2. If and insofar as the board of management has been designated as being competent to resolve to issue shares, in case of preference shares B being issued, which will be understood to include the granting of a right to subscribe for preference shares B:

         a. the board of management shall, within four weeks after such issue, convene a general meeting in which the motives for the issue will be elucidated, unless such an elucidation has previously been given in a general meeting;

         b. the previous approval of the general meeting is required for the specific case if (i) in consequence of such issue (ii) and/or in consequence of the earlier issue of preference shares B by the board of management, without the approval referred to, so many preference shares B can be taken and/or have been issued that the total nominal amount of the preference shares, issued by the board of management without the said approval of the general meeting, exceeds one hundred per cent (100%) of the total nominal amount of the issued ordinary shares and the preference shares A prior to said issue.

5. 3. In case preference shares A have been issued by virtue of a resolution to issue shares or a resolution to grant a right to subscribe for shares, passed by the board of management without the previous approval or other collaboration of the general meeting, the board of management shall convene a meeting of shareholders within two years after such issue and make a proposal in said meeting as regards purchase by the company or (as the case may be) withdrawal of such preference shares issued.

         In case in said meeting no resolution will be passed to the effect that the preference shares B will be purchased by the company or (as the case may be) will be withdrawn, the board of management shall, every time within two years after the proposal referred to above has been brought up for consideration, convene a general meeting again in which such a proposal will again be made, which obligation will no longer exist if the shares referred to will no longer be held by a party other than the company.

5. 4.   In case of ordinary shares being issued, each holder of ordinary shares will hold a pre-emptive right in proportion of the aggregate amount of his shares, without prejudice to the provisions in the law.

         In case of shares being issued, there will be a pre-emptive right neither to the shares issued against contribution other than in money nor to the shares issued to employees of the company or of a group company.

         Holders of preference shares will not hold a pre-emptive right in case of ordinary shares being issued.

         Holders of ordinary shares will not hold a pre-emptive right in case of preference shares and the priority shares being issued.

         The company will announce the issue with a pre-emptive right and the period within which said right may be exercised in the Dutch Gazette, in a national newspaper and in the Official Price List.

         The pre-emptive right may be restricted or excluded in a resolution of the general meeting.

         In the relative proposal the reasons for the proposal and the choice of the intended price of issue shall be elucidated in writing.

         The pre-emptive right may also be restricted or excluded by the company body designated by virtue of paragraph 1, in case said body will have been designated in a resolution of the general meeting as being competent to restrict or exclude the pre- emptive right for a specific period not exceeding five years.

         The designation may each time be extended for a period not exceeding five years; it will in any case cease to apply in case the designation of the corporate body competent to issue shares as referred to in article 5, paragraph 1 will no longer be effective.

         Unless laid down otherwise in the designation - without prejudice to the provisions in the preceding sentence - it cannot be withdrawn.

         A resolution of the general meeting for restriction or exclusion of the pre-emptive right or for designation will require a majority of at least two/thirds of the votes cast, in case less than fifty per cent of the issued capital will be represented at the meeting.

         Within eight days after said resolution, the company will deposit a full text thereof at the office of the Trade Register.

         In case of rights to take ordinary shares being granted, the holders of ordinary shares will hold a pre-emptive right; the provisions laid down hereinbefore in the present paragraph will be correspondingly applicable.

         Shareholders will not hold a pre-emptive right to shares issued to a party exercising an already previously acquired right to take shares.

5. 5. The price at which the shares will be issued may not be below par, without prejudice to the provisions laid down in article 80, paragraph 2, Volume 2 of the Civil Code.

5. 6. Payment shall be made in money insofar as contribution other than in money will not have been agreed upon.

         Payment in foreign currency may only be made with the consent of the company.

         The payment liability will in said case be fulfilled for the amount at which the amount paid may freely be exchanged in Dutch currency or in Euros.

         Decisive will be the rate of exchange on the date of payment.

         In deviation from the provisions laid down in the preceding sentence, the company may demand payment at the rate of exchange on a particular date within two months prior to the last day on which payment shall be made, provided the shares or the depository receipts for these shares will forthwith after having been issued be included in the Price List of a Stock Exchange outside the Netherlands.

COMPANY SHARES

ARTICLE 6

6. 1. In case of shares being issued, the company may not take company shares.

6. 2. Acquisition by the company of company shares not paid up will be null and void.

6. 3. After the relative approval of the board of supervisory directors having been obtained, the company may acquire paid-up company shares for a consideration in case:

         a. the common equity, reduced by the price of acquisition, will not be smaller than the paid and claimed part of the capital, increased by the reserves which shall be kept by virtue of the law;

         b. the nominal amount of the shares in its capital acquired, held or held in pledge by the company or those held by a subsidiary will not exceed one/tenth part of the issued capital, and

         c. authorization for the acquisition will have been granted by the general meeting.

         Acquisition of shares contrary to the provisions in the present paragraph will be null and void.

6. 4. Decisive for the requirement under a. of the preceding paragraph will be the amount of the common equity in accordance with the balance sheet lately confirmed, reduced by the price of acquisition for the shares in the capital of the company and distributions to the charge of profit or reserves to other parties which the company and its subsidiary owed after the date of the balance sheet.

         In case a financial year will have lapsed for more than six months, without the annual account having been confirmed, acquisition in accordance with paragraph 3 will not be permitted.

6. 5. In the authorization the general meeting shall fix the number of shares that may be acquired, the manner in which they may be acquired and between what limits the price shall be.

         The authorization will be valid for a maximum period of eighteen months.

6. 6. The preceding paragraphs will not apply to shares acquired by the company under a universal title.

6. 7. The board of management will be competent to alienate company shares held by the company.

6. 8. The provisions laid down hereinbefore in the present article will be correspondingly applicable to depository receipts of shares in the capital of the company.

CAPITAL REDUCTION

ARTICLE 7

7. 1. The general meeting of shareholders may pass a resolution for the reduction of the issued capital by withdrawing shares or by reducing the amount of the shares in an amendment of the articles of association.

         The shares to which the resolution relates shall be designated in the resolution and the implementation of the resolution shall have been arranged. The paid and claimed part of the capital may not become smaller than the minimum capital prescribed by law at the time of the resolution.

7. 2.    A resolution for withdrawal of shares may only relate to:

         - shares held by the company itself or of which it holds the depository receipts.

         - all preference shares of a particular category or of both categories with repayment.

7. 3. Reduction of the amount of shares without repayment and without exemption from the payment liability shall be carried out proportionately on all shares of a similar category.

         The requirement of proportion may be deviated from with the consent of all shareholders concerned.

7. 4. Partial repayment on shares or exemption from the payment liability will only be possible by way of implementation of a resolution for reduction of the amount of the shares.

         Such repayment or exemption shall be made

         -   either proportionately on all shares;

         - or proportionately with respect to the preference shares of a particular category or of both categories.

         The requirement of proportion may be deviated from with the consent of all shareholders concerned.

7. 5. A resolution for the reduction of the capital relating to preference shares of a particular category or of both categories will require a prior or simultaneous resolution of approval of the meeting of the holders of said shares of that category or these categories.

7. 6. The convening notice for a meeting in which a resolution referred to in the present article will be passed will state the object of the capital reduction and the manner of implementation.

         A resolution for the reduction of the capital will require a majority of at least two/thirds of the votes cast, in case less than fifty per cent of the capital will be represented.

7. 7.    The company shall publish the resolutions referred to in the present article in accordance with the provisions laid down in the law.

         A resolution for the reduction of the issued capital will not take effect for as long as creditors of the company may raise objections in accordance with the provisions laid down in the law.

SHARES

ARTICLE 8

The ordinary shares shall be registered shares or bearer shares at the discretion of the shareholder; the preference shares and the priority share may only be registered shares.

BEARER SHARES

ARTICLE 9

9. 1.    All bearer shares will be embodied in one share certificate.

         In special cases the board of management may resolve, subject to the approval of the board of supervisory directors and Necigef, that bearer shares will be embodied in an other manner than in the collective certificate referred to in the preceding sentence.

9. 2. This share certificate will be signed in the manner as determined in these articles of association as regards representation of the company.

9. 3. The company will cause Necigef to keep the share certificate referred to in paragraph 1 for the party (parties) entitled.

9. 4. The company will grant the party entitled a right in respect of an ordinary bearer share by (a) Necigef enabling the company to write up a share on the share certificate and (b) the party entitled designating an associated institution which will credit him accordingly as joint owner (hereinafter to be called: a joint owner) in its collective deposit.

9. 5. Without prejudice to the provisions in article 27, paragraph 3 of the present articles of association, the administration of the share certificate will irrevocably be entrusted to Necigef and Necigef will be irrevocably authorized on behalf of the party/parties entitled to effect everything necessary in respect of the relative ordinary shares, including acceptance, delivery and cooperation to writing-up and writing-off of the share certificate.

9. 6. For the application of the present articles of association, the party entitled as joint owner in a collective deposit of ordinary bearer shares as referred to in the Act on securities transfer by giro/bank will likewise be deemed to be holder of shares.

         The company will be competent to lay down further rules with respect to the share certificate.

ARTICLE 10

10.1. In the event that a participant in a deposit in the name of the associated institution wishes the delivery of one or several bearer shares, the following actions shall occur constituting one and the same event: (a) Necigef will deliver the share/shares to the party entitled by means of a deed, (b) the company will acknowledge the delivery, (c) Necigef will enable the company to delete the share/shares from the share certificate, (d) the relevant associated institution will debit the party entitled accordingly as participant in its collective deposit and (e) the company will register the holder as holder of a registered share/shares in the register of shareholders.

10.2. A holder of an ordinary registered share may at all times have said share made out to bearer by and through the following actions (a) the party entitled shall deliver said share to Necigef in a deed, (b) the company shall acknowledge the delivery, (c) Necigef shall enable the company to register a share on the share certificate, (d) an associated institution designated by the party entitled accordingly shall credit the party entitled as joint owner in its collective deposit and (e) the company shall delete the name of the party entitled as holder of the relative share from the register.

REGISTERED SHARES

ARTICLE 11

11.1.    Share certificates will not be issued for registered shares.

11.2. The board of management will keep a register of shareholders which, with respect to the holders of registered shares and usufructuaries and pledgees of such shares, will include the names and addresses as well as the other data prescribed by law.

11.3. Every holder of registered shares and every usufructuary or pledgee of such shares shall notify the company of his address in writing.

11.4.    The register will be kept up-to-date regularly.

         All annotations in the register will be signed in the manner as laid down in the present articles of association with respect to representation of the company.

11.5. The register shall be deposited at the office of the company for inspection by parties entitled to attend meetings.

         The preceding sentence shall not apply to that part of the register which is kept outside the Netherlands in compliance with legislation or Stock Exchange rules and regulations applying outside the Netherlands.

11.6. The board of management will gratuitously provide a holder of registered shares and a usufructuary and pledgee of such shares with an extract from the register with respect to their rights to a share and the rights to attend meetings attached thereto.

         Said extract will be signed in the manner as laid down in the present articles of association with respect to representation of the company.

RIGHT OF USUFRUCT AND RIGHT OF LIEN

ARTICLE 12

12.1.    A right of usufruct may be created on shares.

12.2. The shareholder will hold the voting right on the shares on which a right of usufruct will have been created.

         In deviation from the provisions laid down in the preceding sentence, the voting right attached to ordinary shares will accrue to the usufructuary in case this will have been determined upon the creation of the right.

         The voting rights attached to the preference shares can only be granted to the usufructuary if so provided on the establishment of the usufruct and if both such provisions and - in case of a transfer of the usufruct, the transmissions of the right to vote, are approved by the board of supervisory directors.

         The voting right attached to the priority share cannot be granted to the usufructuary.

12.3. The shareholder not holding voting rights and the usufructuary holding voting rights, will hold the rights granted by law to holders of depository receipts of shares issued with the co-operation of the company.

         The usufructuary not holding voting rights, will not hold the rights referred to in the preceding sentence either.

ARTICLE 13

13.1.    Shares, with the exception of the priority share, may be pledged.

13.2. The provisions in paragraphs 2 and 3 of article 12 will be correspondingly applicable to the voting right on pledged shares and to rights of the pledgees to attend meetings.

BOARD OF MANAGEMENT
ARTICLE 14

14.1.    The company will have a board of management.

14.2. Without prejudice to the restrictions in accordance with the present articles of association, the board of management will be charged with the management of the company.

14.3. The board of management will be competent to enter into legal acts as referred to in article 94, paragraph 1, Volume 2 of the Civil Code subject to the prior approval of the supervisory board.

ARTICLE 15

15.1.    The board of management will consist of two or more members.

         The number of members of the board of management will be fixed by the board of supervisory directors.

15.2. Members of the board of management will be appointed by the general meeting. If the priority share is issued, the appointment shall take place from a binding nomination, drawn up by the priority, of at least two nominees for each vacancy to be filled.

         The priority shall be invited to draw up the binding nomination by the board of management.

         The binding nomination shall be drawn up within two months, after the sending of the above mentioned invitation.

         If the priority fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the shareholders meeting shall be free to make the appointment.

         The shareholders meeting may at all times override the binding nature of the nomination by adopting a resolution to this effect with at least two-thirds of the votes cast at a meeting at which more than half of the issued share capital is represented.

         The provisions of article 120, paragraph 3 of Book 2 of the Dutch Civil Code shall not apply.

15.3. Members of the board of management may at any time be suspended or dismissed by the shareholders meeting.

         The shareholders meeting may adopt a resolution to suspend or dismiss a member of the board of management only by at least two-thirds of the votes cast at the meeting at which more than half of the issued capital is represented, unless the proposal concerned has been made by the Supervisory Board.

         A suspension as referred to in the preceding sentence may be removed by the general meeting.

15.4. A suspension may be extended once or several times but it cannot continue for longer than an aggregate period of three months.


15.5. The remuneration and the further conditions of employment will be fixed separately for each member of the board of management by the board of supervisory directors.

INTERNAL ORGANISATION OF THE BOARD OF MANAGEMENT

ARTICLE 16

16.1. The board of management may lay down further rules and regulations with respect to its procedure and internal organisation among which those with respect to the holding of, the convening of and the passing of resolutions in its meetings and outside a meeting as well as regards the division of duties.

         The laying-down of such rules and regulation will require the prior approval of the board of supervisory directors.

16.2. Without prejudice to its own responsibility - the board of management will be competent to appoint officers with such powers and such title to be determined by the board of managing directors.

16.3. Without prejudice to the provisions laid down elsewhere in the present articles of association, all resolutions of the board of management with respect to the following subjects will require the approval of the board of supervisory directors such legal acts as will be clearly defined by the board of supervisory directors and of which the board of management will have been notified in writing.

         For the application of the present paragraph, a resolution of the board of management for the passing or approval of a resolution of any body of the company in which the company participates will be equated with a resolution as referred in the preceding sentence, provided the resolution for entering into such a legal act will be subject to the approval of the board of supervisory directors as referred to hereinbefore in the present paragraph.

         The lacking of the approval as referred to in the present paragraph will not affect the power of representation of the board of management or the members of the board of management.

ABSENCE OR INABILITY TO ATTEND

ARTICLE 17

17.1. In case of absence or inability to attend of one or several members of the board of management, the management of the company will temporarily be entrusted to the other members of the board of management, provided there will be at least two of them.

17.2. In case of all members of the board of management being absent or unable to attend, the management of the company will temporarily be entrusted to one person to be designated for this purpose - whether or not from its number - by the board of supervisory directors.

ARTICLE 18
REPRESENTATION

18.1. The board of management will represent the company insofar as not ensuing otherwise from the law.

         The power of representation will also accrue to two persons acting jointly viz.

         -   either two members of the board of management;

         - or a member of the board of management together with a holder of proxy;

         -   or two holders of proxy acting jointly,

         for as far as said holders of proxy are concerned, provided they will be acting within the limits of the power granted.

18.2. In case of a conflicting interest between the company and one or several members of the board of management, the company will be represented in the manner as provided for in paragraph 1.

         In all cases in which the company will hold an interest conflicting with that of a member of the board of management in private, the resolution for entering into the relative legal act will require the prior approval of the board of supervisory directors.

         The lacking of the approval as referred to in the preceding sentence will not affect the power of representation of the board of management or the members of the board of management.

BOARD OF SUPERVISORY DIRECTORS

ARTICLE 19

19.1.    The company will have a board of supervisory directors.

19.2. The board of supervisory directors will be charged with the supervision of the policy of the board of management and of the general course of affairs of the company and the enterprise associated with it.

         The board of supervisory directors will assist the board of management by the rendering of advice.

         The Board will furthermore be charged with everything otherwise entrusted to it by the law and the present articles of association.

         In the performance of their duties the supervisory directors will be guided by the interests of the company and he enterprise associated with it.

19.3. The board of management will timely provide the board of supervisory directors with the data necessary for the proper performance of its duties.

19.4. The board of supervisory directors may seek advice at the expense of the company for the proper performance of its duties.

ARTICLE 20

20.1. The board of supervisory directors will consist of three or more natural persons.

         The number of supervisory directors will be fixed by the general meeting with due observance of the provisions laid down in the preceding sentence.

20.2. If at any time there will be less than three members of the board of supervisory directors in office, the remaining members of said Board and/or the remaining member will constitute a competent Board, without prejudice to the obligation of the Board to have the vacancies filled as soon as possible.

20.3. The supervisory directors will receive a remuneration. Said remuneration will be fixed by the general meeting.

ARTICLE 21

21.1.    The supervisory directors will be appointed by the general meeting.

21.2. If preference shares B are issued the nomination shall take place from a binding nomination, drawn up by the priority, of at least two nominees for each vacancy to be filled.

         The priority shall be invited to draw up the binding nomination by the board of management.

         The binding nomination shall be drawn up within two months, after the sending of the above mentioned invitation.

         If the priority fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the shareholders meeting shall be free to make the appointment.

         The shareholders meeting may at all times override the binding nature of the nomination by adopting a resolution to this effect with at least two-thirds of the votes cast at a meeting at which more than half of the issued capital is represented.

         The provisions of article 120, paragraph 3 of Book 2 of the Dutch Civil Code shall not apply.

21.3. Supervisory directors may at any time be suspended or dismissed by the shareholders meeting.

         The shareholders meeting may adopt a resolution to suspend or dismiss a Supervisory Director only by at least two-thirds of the votes cast at a meeting at which more than half of the issued capital is represented unless the proposal concerned has been made by the Supervisory Board.

         The person who has reached the age of seventy-two cannot be appointed supervisory director.

ARTICLE 22

22.1. A supervisory director will resign from office at the latest after the end of the general meeting of shareholders in which the annual account will be considered in the financial year in which he will reach the age of seventy-two.

22.2. Each supervisory director will furthermore resign from office by rotation as established by the board of supervisory directors.

         Resigning supervisory directors may be re-appointed forthwith, without prejudice to the provisions with respect to the age-limit laid down in the law.

INTERNAL ORGANISATION OF THE BOARD OF SUPERVISORY DIRECTORS

ARTICLE 23

23.1. The board of supervisory directors will appoint a chairman and a deputy chairman from its number.

23.2. The board of supervisory directors may lay down further rules and regulations with as regards its internal organisation among which those with respect to the holding of, the convening of and the passing of resolution at its meetings and outside a meeting as well as with respect to the division of the duties.

23.3. The board of supervisory directors will at any time be allowed admittance to all business premises of the company and it will be competent to peruse all correspondence, accounting records, vouchers and other data carriers and to check the cash resources and other capital assets of the company.

23.4. In case a resolution of the board of supervisory directors shall be made evident, a relative written notification of the (acting) chairman of said Board will suffice.

GENERAL MEETING AND MEETINGS OF SHAREHOLDERS

ARTICLE 24

Within the limits set by the present articles of association and the law, all powers not granted to others will accrue to the general meeting.

ARTICLE 25

25.1. The annual meeting will be held within six months after the end of each financial year.

25.2. Unless the period as referred to in article 31, paragraph 2 of the present articles of association will have been extended in accordance with the provisions laid down there - the following subjects will i.a. be considered at said meeting

         -   the annual report;

         -   the annual account and the appropriation of profit, and

         - discharge from liability to the board of management and the board of supervisory directors.

         In case the period referred to in article 31, paragraph 2 will have been extended, the subjects mentioned in the preceding sentence will be considered in a meeting of shareholders to be held at the latest one month after said period having lapsed.

25.3. Without prejudice to the provisions in article 108a, Volume 2 of the Civil Code, extraordinary meetings of shareholders will be held whenever deemed desirable by the board of management or the board of supervisory directors.

         Furthermore extraordinary meetings of shareholders will be held whenever the persons entitled to attend meetings, representing at least one/tent part of the issued capital, will lodge the relative written request with precise statement of the subjects to be considered with the board of management and/or the board of supervisory directors.

ARTICLE 26

26.1. The board of management or the board of supervisory directors will send the convening notices for the meetings of shareholders and not later than on the fifteenth day prior to the date of the meeting.

26.2. A notice convening a meeting shall be given by publication in a nationally distributed daily newspaper as well as such foreign newspapers as designated by the board of management.

26.3. The convening notice will state the subjects to be considered or it will announce that the persons entitled to attend meetings may take cognizance thereof and obtain gratuitous copies thereof at the office of the company as well as at such locations including a bank in Amsterdam, registered by virtue of the Act on the Supervision of the Credit System, and possibly at an other location as laid down in the convening notice.

26.4. The convening notice will also state the location(s) where and the date on which those persons deriving their rights to attend meetings from bearer shares shall at the latest deposit documentary evidence of their rights against a receipt which may serve as admission ticket to the meeting.

         The date referred to in the preceding sentence may not be set earlier than on the seventh day prior to the date of the meeting.

         A statement of an associated institution, or of a foreign bank subject to commercial supervision by the government, to be designated by the board of management may also serve as admission ticket as referred to in the penultimate sentence, to the effect that the number of shares stated in said statement are kept in (its collective) deposit in the name of the person mentioned in said statement and will be kept in deposit up and to including the date of the meeting.

         The convening notice will also state that with respect to registered shares, rights may only be exercised at the meeting in case the relative persons entitled to attend the meeting will have notified the board of management in writing of their intentions to attend (have themselves represented at) the meeting at the latest on the day prior to the day of the meeting.

ARTICLE 27

27.1.    The meetings of shareholders will be held in Amsterdam.

27.2. The chairman of the board of supervisory directors will act as chairman of the meetings of shareholders and in case of his absence, the deputy chairman of the board of supervisory directors and in case he will also be absent, a supervisory director to be designated by the supervisory directors present at the meeting.

         in case the chairmanship of the meeting will not be provided for as stated hereinbefore, the meeting itself will designate its chairman.

27.3. All persons entitled to attend the meeting provided with an admission ticket or those who will have announced their intention to be present will be allowed admission to the meetings of shareholders, everything as laid down hereinbefore in article 26, paragraph 3, as well as the members of the board of management and the supervisory directors.

         The chairman will decide with respect to the admission of others.

27.4. Persons entitled to attend the meeting may have themselves represented at the meeting by an attorney authorised in writing.

27.5. Minutes will be kept of the proceedings at meetings of shareholders by a secretary to be designated by the chairman of the meeting, which minutes will be signed by way of confirmation by the chairman and the secretary.

         In deviation from the provisions laid down in the first sentence of the present paragraph, the chairman of the meeting and/or the board of management may decide to have a notarial record drawn up.

         The documents mentioned hereinbefore in the present paragraph will be available at the office of the company for perusal by persons entitled to attend the meeting.

         At request, each of them will be provided with copies of or extracts from said documents at a price not exceeding cost.

ARTICLE 28

28.1.    Every share will carry the right to cast one vote.

         No vote may be cast in the general meeting of shareholders for a share owned by the company or a subsidiary thereof;

         nor may a vote be cast for a share of which one of them holds the depository receipts.

         However, usufructuaries and pledgees of shares owned by the company and its subsidiaries will not be excluded from their voting rights, in case the right of usufruct or the right of lien will have been created prior to the share being owned by the company or a subsidiary thereof.

         The company or a subsidiary thereof cannot cast a vote for a share on which it holds a right of usufruct or a right of lien.

         In the determination of the extent to which the shareholders vote, are present or represented, or the extent to which the share capital is provided or represented, shares of which it has been laid down in the law that no votes may be cast for them will be disregarded.

         Members of the board of management and supervisory directors as such will hold an advisory vote.

28.2. All votes will be cast by word of mouth, unless the chairman of the meeting will decide that votes will be cast in writing.

28.3. The chairman of the meeting may decide that votes will be cast by acclamation, unless one of the persons entitled to vote will oppose this.

28.4.    Abstentions and invalid votes will be regarded as votes not cast.

28.5. All resolutions will be passed by an absolute majority of the votes cast insofar as the law or the present articles of association will not prescribe a larger majority.

28.6. The opinion of the chairman expressed at the meeting as regards the outcome of a ballot will be decisive.

         The same will apply to the text of a resolution passed, insofar as votes will have been cast on a proposal not laid down in writing.

28.7. However, if immediately after the opinion referred to in the preceding paragraph having been expressed, its correctness will be challenged, a new ballot will be held, in case the majority of the general meeting, or if the original ballot was not held by roll call or in writing, one of the parties entitled to vote will desire this.

         As a result of said new ballot the legal consequences of the original ballot will be cancelled.

MEETINGS OF HOLDERS OF SHARES OF A PARTICULAR CATEGORY

ARTICLE 29

29.1. The provisions laid down hereinbefore with respect to meetings of shareholders will as much as possible be applicable to meetings of holders of a particular category.

29.2. In deviation from the provisions laid down in the preceding paragraph, the period for convening the meeting of the holders of preference shares of a particular category will be at least seven working days and holders of said shares need not announce their intention to attend the meeting.

         Furthermore resolutions of holders of preference shares may also be passed in an other manner than at a meeting of shareholders, provided the shareholders entitled to vote will unanimously have declared in writing (including all forms of written communication) to favour the proposal.

         The provisions in the preceding paragraph will not be applicable in case, in addition to holders of shares of the relative category, there will be other persons deriving rights to attend meetings from said shares.

CONVENING NOTICES AND NOTIFICATIONS

ARTICLE 30

30.1. All convening notices and notifications by the company, destined for persons entitled to attend meetings, as far as registered shares are concerned, will be sent by letter to the addresses as included in the register of shareholders and apart from this by means of an advertisement in at least one national newspaper as well as in the Official Price List.

30.2. Documents for the perusal of persons entitled to attend the meeting will be deposited at the office of the company as well as at such locations, including a bank in Amsterdam, as will be stated in a convening notice or notification.

30.3. Communications which shall be addressed to the general meeting by virtue of the law or the present articles of association, may be sent either by including them in the convening notice or in the document deposited for perusal at the office of the company, provided this will be stated in the convening notice.

FINANCIAL YEAR; ANNUAL ACCOUNT; ANNUAL REPORT

ARTICLE 31

31.1.    The financial year will coincide with the calendar year.

31.2. Within five months after the end of the financial year, apart from extension of said period not exceeding six months by the general meeting on the ground of special circumstances, the board of management will compile an annual account and an annual report
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         The compiled annual account will be submitted to the board of supervisory directors who will present a relative report to the general meeting.

         The annual account will be signed by all members of the board of management and all supervisory directors.

         If the signature(s) of one or several of them will be lacking, the reason thereof will be stated.

31.3. The board of supervisory directors issues a recommendation regarding the annual account to the shareholders meeting.

31.4. The company will grant an accountant to be designated by the general meeting the assignment to audit the annual account and the annual report compiled by the board of management and to report his findings to the board of management and the board of supervisory directors and to issue a certificate, everything as referred to in article 393, paragraph 1 of Volume 2 of the Civil Code.

         In case the general meeting will not proceed to the aforesaid appointment, the board of supervisory directors will be competent or, in case said Board will fail to do so, the board of management will be competent.

ARTICLE 32

32.1. The company will ensure that the annual account, the annual report and the data to be added thereto by virtue of the law and the report of the board of supervisory directors will be available for perusal by the persons entitled to attend the meetings at the office of the company as well as at a bank in Amsterdam to be stated in the convening notice as of the date of the convening notice for the annual meeting until after the end of said meeting.

         The company will gratuitously make a copy of the documents referred to in the preceding sentence available to the persons entitled to attend meetings.

         In case said documents will be amended, the provisions in the preceding sentence will also apply with respect to the amended documents.

32.2.    The annual account will be confirmed by the general meeting.

32.3.    In case discharge from liability will be granted to the board of management
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         for the management conducted by it in any financial year and to the board of supervisory directors for the supervision exercised by it, said discharge from liability will be limited to everything evident from the annual account or announced to the general meeting, without prejudice to the provisions laid down in the law.

PUBLICATION
ARTICLE 33

33.1. The annual account, the annual report and the data to be added thereto by virtue of the law will be published within eight days after the confirmation of the annual account.

         Publication shall be made by depositing a copy prepared entirely in the Dutch language or, if no Dutch language version was made, a copy in the French, German or English language at the office of the commercial register in Amsterdam. The date of adoption must be annotated on the copy.

         If the annual accounts have not been adopted in conformity with the statutory provisions within seven months from the end of the financial year, the management shall publish the annual accounts as prepared in the manner provided in paragraph 1 without delay; it shall be stated in the annual accounts that they have not yet been adopted.

         If the shareholders meeting has extended the period to compile the annual account in accordance with article 31, paragraph 2, the provision of the previous sentence shall enter into effect as from two months after the end of such period.

         Simultaneously with and in the same manner as the annual accounts, a copy of the annual report and of the other information referred to in section 2: 392 of the Dutch Civil Code shall be published in the same language. The preceding sentence shall not apply, except for the information referred to in subparagraphs a, c, f and g of section 2:392, subsection 1 of the Dutch Civil Code, if the documents are kept for public inspection at the office of the company and a complete or partial copy thereof is obtainable on request at no more than cost. The company shall file a notice of this fact for registration in the commercial

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         register.

         If, due to the volume of the company's enterprise the exemption of section 2:396 paragraphs 3 up to and including 8 of the Dutch Civil Code or of section 2:397, paragraphs 3 up to and including 6 of the Dutch Civil Code is applicable, the publication will take place with due observance of the applicable exemptions.

33.2. A resolution for distribution on shares and resolutions for interim distribution as well as (the manner of) making distributions payable and the composition of the distributions will be published forthwith.

RESERVES, ALLOCATION TO RESERVES AND DISTRIBUTIONS

ARTICLE 34

34.1. Separate share premium reserves will be formed in the accounting records of the company in behalf of both the ordinary shares and the preference shares A.

34.2. Distributions may only be made to the charge of the reserves referred to in the preceding paragraph on respectively deductions or depreciation made to the charge of shares of the relative category.

         A resolution for the withdrawal from the share premium reserve belonging to the preference shares may be passed by the board of management under prior approval of the meeting of shareholders of said shares.

ARTICLE 35

35.1. The company can only make distributions to shareholders insofar as the common equity of the company will exceed the amount of the paid capital of the company, increased by the reserves which shall be kept by virtue of the law.

35.2. To the extent the profits allow this, a dividend to be deducted from the positive amount of the profits as evidenced by the profit and loss account shall in the first place be distributed on the preference shares B according to a percentage which shall be the equivalent of the average rate of the European

         Central Bank, increased with a surcharge or discount calculated against the number of days to which the payment has to be made.

         The surcharge and discount shall amount to a maximum of 3% and shall be determined by the board of management upon the prior approval of the supervisory board at the time of the initial issue of a preference share B.

         The dividend shall be calculated against the paid in amount on a share's nominal amount.

         If the distribution was not made or was not made in full on account of insufficient profits, the deficit shall be paid to the holders of the preference B shares from the profit of one or more of the succeeding financial years.

         The profits which remain shall be distributed to the holders of preference shares A, the amount of such distributable dividend or the manner of calculation to be determined by the corporate body authorised to initially issue the preference shares A.

         From the profits which remain, shall, as far as this may be possible, be distributed to the priority share a dividend equal to 20% of the nominal amount of such share.

         Successively, the board of management shall, with the approval thereto of the supervisory board, determine which part of the remaining profits after application of the previous provisions shall be reserved.

35.3. The profit left after application of the provisions laid down hereinbefore in the present paragraph will be available to the general meeting, subject to the proviso that the profit then left will only be for the benefit of holders of ordinary shares.

35.4. Amounts may be withdrawn from the distributable reserves by virtue of a resolution of the general meeting.

         The provisions laid down in the preceding paragraph will not be applicable to the share premium reserve belonging to the preference shares.

35.5. The company may only make interim distributions in case the requirement of paragraph 1 of the present article will have been fulfilled as will be evident from an interim specification of equity as referred to in article 105, paragraph 4, Volume 2 of the Civil Code and provided this will be done after prior approval of the board of supervisory directors.

         Distributions on ordinary shares as referred to in the present paragraph may be made payable in shares or negotiable rights thereon.

35.6. Without prejudice to the provisions laid down hereinbefore, the general meeting may pass a resolution for making distributions on ordinary shares (whether or not at the discretion of shareholders) fully or partially payable instead of in money (whether or not at the discretion of the shareholders)

         a. in ordinary shares (if so requested and if possible to the charge of the share premium reserve) or negotiable rights thereon or

         b. in capital assets of or negotiable claim rights on the company.

         A resolution as referred to in the preceding sentence may only be passed on proposal of the board of management which resolution will have been approved by the board of supervisory directors.

35.7. No distribution in behalf of the company will be made on the shares in its capital acquired by the company and on shares of which the company holds the depository receipts.

35.8. In the calculation of the appropriation of profit, the shares on which no distribution will be made in behalf of the company by virtue of the provisions in paragraph 7, will be disregarded.

35.9. Distributions for which resolutions have been passed will be made payable at the latest after a fortnight.

         The claim for distribution will lapse as a result of expiry of a period of five years to be counted as of the date of it becoming payable.

AMENDMENT OF THE ARTICLES OF ASSOCIATION, DISSOLUTION, JURIDICAL MERGER AND SPLITTING-UP

ARTICLE 36

36.1. The general meeting may pass a resolution for amendment of the articles of association, dissolution, juridical merger and splitting-up.

         If the priority share is outstanding, a resolution as set forth in the previous sentence may only be adopted upon proposal of the priority.

         A resolution for amendment of a provision in the articles of association whereby holders of the preference shares have been granted any right or for an amendment whereby such right will be prejudiced, will only be valid after prior approval of the holders of said shares.

36.2. In case a proposal as referred to in the preceding sentence will be made to the general meeting, this shall invariably be stated in the convening notice for the relative meeting.

36.3. Simultaneously with the convening notice for the meeting in which an amendment of the articles of association will be considered, a copy of the proposal, containing the verbatim text of the proposed amendment, will be deposited for perusal by the persons entitled to attend the meeting until the end of said meeting.

         Persons entitled to attend the meeting may gratuitously obtain a copy of aforesaid proposal.

ARTICLE 37

37.1. In case a resolution for dissolution will have been passed, the company will be liquidated by the board of management, unless the general meeting will appoint other liquidators, under the supervision of the board of supervisory directors.

         The general meeting will fix the remuneration for the liquidators.

37.2. During the liquidation the present articles of association will continue being effective as much as possible.

37.3.    From the balance remaining of the equity of the company after payment of all debts, including those relating to the liquidation, - in the order to be stated hereinafter - first the holders of the preference B-shares and A-shares and the holder of the priority share will be paid the amounts paid on said shares (including any share premium paid), increased by the dividend as laid down in article 35, paragraph 2, on the basis of time on the current financial year and,
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                                                                          - 31 -

         as far as the preference B-shares are concerned, possibly on preceding financial years.

         The balance then remaining will be distributed to the holders of ordinary shares and other parties entitled to said shares in proportion to each of their rights.

37.4. After the company will have ceased to exist, the accounting records, vouchers and other data carriers will be kept by the person to be designated for this purpose by the liquidators for the period prescribed by law.

FINAL PROVISION

For a period of five years the board of management under prior approval of the supervisory board is entitled to issue both the ordinary shares as well as the preference shares A and B to a maximum as defined in article 4 paragraph 1 of the articles, as well as to restrict or exclude the pre-emptive right of shareholders.